Exhibit 5.05

November 13, 2020

Entergy Louisiana, LLC 4809 Jefferson Highway Jefferson, Louisiana 70121
Ladies and Gentlemen:

We have acted as counsel for Entergy Louisiana, LLC (the “Company”) in connection with the Registration Statement on Form S-3 (File No. 333-233403-04) (the “Registration Statement”), relating to $300,000,000 in aggregate principal amount of the Company’s Collateral Trust Mortgage Bonds, 1.60% Series due December 15, 2030 and $300,000,000 in aggregate principal amount of the Company’s Collateral Trust Mortgage Bonds, 2.90% Series due March 15, 2051 (collectively, the “Bonds”). The Bonds have been issued pursuant to the Company’s Mortgage and Deed of Trust, dated as of November 1, 2015, with The Bank of New York Mellon, as trustee (the “Trustee”) (the Mortgage, as amended and supplemented, including by the supplemental indentures and officer’s certificates establishing the terms of the Bonds, being hereinafter referred to as the “Mortgage”).

In our capacity as such counsel, we have examined the Registration Statement and the Mortgage, which has been filed with the Securities and Exchange Commission as an exhibit to the Registration Statement. As to questions of fact material to the opinions expressed herein, we have relied upon representations and certifications of the officers of the Company and appropriate public officials without independent verification of such matters except as otherwise described herein. We have also examined or have caused to be examined such other documents and have satisfied ourselves as to such other matters as we have deemed necessary in order to render this opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies. We have not examined the Bonds, except a specimen thereof, and we have relied upon a certificate of the Trustee as to the authentication and delivery thereof.

Subject to the foregoing and the further exceptions and qualifications set forth below, we are of the opinion that the Bonds are legally valid and are binding obligations of the Company.

This opinion is limited to the laws of the States of New York, Louisiana and Texas and the federal laws of the United States of America. To the extent that the opinions relate to or are dependent upon matters governed by the laws of the State of Louisiana, we have relied upon the opinion of Mark G. Otts, Esq., Assistant General Counsel - Corporate and Securities of Entergy Services, LLC, which is being filed as Exhibit 5.06 to the Registration Statement. To the extent that the opinions relate to or are dependent upon matters governed by the laws of the State of Texas, we have relied upon the opinion of Duggins Wren Mann & Romero, LLP, which is being filed as Exhibit 5.07 to the Registration Statement.

We hereby consent to the filing of this opinion as Exhibit 5.05 to a Current Report on Form 8-K, which will be incorporated by reference into the Registration Statement. We also consent to the reference to us in the prospectus included in the Registration Statement under the caption “Legality.” In giving the foregoing consents, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,
/s/ Morgan, Lewis & Bockius LLP